EXHIBIT 10.1
EXECUTION VERSION

Published CUSIP Numbers:
Deal CUSIP: 42784LAL1
Revolver CUSIP: 42784LAM9
U.S. $1,875,000,000
FIVE YEAR CREDIT AGREEMENT
Dated as of October 21, 2025
Among
    THE HERSHEY COMPANY,
as Borrower,
and
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders,
and
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
JPMORGAN CHASE BANK, N.A.
and
CITIBANK, N.A.,
as Co-Syndication Agents,
and
ROYAL BANK OF CANADA
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
RBC CAPITAL MARKETS1
and
U.S. BANK NATIONAL ASSOCIATION,
AS JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

1 RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates

TABLE OF CONTENTS

(i)

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01	41
SECTION 3.02.	Initial Borrowing of Each Designated Subsidiary	42
SECTION 3.03.	Conditions Precedent to Each Borrowing	43
SECTION 3.04.	Determinations Under Section 3	43

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01.	Representations and Warranties of the Company	44

ARTICLE V

COVENANTS OF THE COMPANY
SECTION 5.01.	Affirmative Covenants	46
SECTION 5.01.	Negative Covenants	49
SECTION 5.01.	Financial Covenant	51

ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01.	Events of Default	51

ARTICLE VII

GUARANTY
SECTION 7.01.	Guaranty	53
SECTION 7.02.	Guaranty Absolute	53
SECTION 7.03.	Waivers and Acknowledgments	54
SECTION 7.04.	Subrogation	55
SECTION 7.05.	Continuing Guaranty; Assignments Under the Credit Agreement	55
SECTION 7.06.	No Stay	56

(ii)

(iii)

SCHEDULES

Schedule I        Commitments
Schedule 4.01(c)    Required Authorizations and Approvals
Schedule 9.02        Agent’s Office; Certain Addresses for Notices

EXHIBITS
Exhibit A - Form of Promissory Note
Exhibit B - Form of Loan Notice
Exhibit C - Form of Assignment and Assumption
Exhibit D - Form of Assumption Agreement
Exhibit E - Form of Designation Letter
Exhibit F - Form of Acceptance by Process Agent
Exhibit G - Form of Opinion of General Counsel of the Company
Exhibit H - Form of Opinion of Counsel to a Designated Subsidiary
Exhibit I-1 - Form of U.S. Tax Certificate (for Non-U.S. Banks that are not Partnerships)
Exhibit I-2 - Form of U.S. Tax Certificate (for Non-U.S. Participants that are not Partnerships)
Exhibit I-3 - Form of U.S. Tax Certificate (for Non-U.S. Participants that are Partnerships)
Exhibit I-4 - Form of U.S. Tax Certificate (for Non-U.S. Banks that are Partnerships)

(iv)

FIVE YEAR CREDIT AGREEMENT
Dated as of October 21, 2025
THE HERSHEY COMPANY, a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (or any successor thereto, the “Agent”) for the Lenders (as hereinafter defined), JPMORGAN CHASE BANK, N.A. and CITIBANK, N.A., as co-syndication agents, ROYAL BANK OF CANADA and U.S. BANK NATIONAL ASSOCIATION, as co-documentation agents, BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., RBC CAPITAL MARKETS and U.S. BANK NATIONAL ASSOCIATION, as joint lead arrangers and joint book managers (the “Arrangers”), agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means an advance by a Lender to any Borrower as part of a Borrowing by such Borrower and refers to a Base Rate Advance or a Term SOFR Advance (each of which shall be a “Type” of Advance).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Agent may from time to time notify to the Company and the Lenders.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify to the Company and the Agent.
“Applicable Margin” means for Base Rate Advances, or for Term SOFR Advances, as of any date, a percentage per annum determined by reference to the Level in effect on such date as set forth below:

Level	Applicable Margin for Term SOFR Advances	Applicable Margin for Base Rate Advances
Level 1	0.410%	0.000%
Level 2	0.455%	0.000%
Level 3	0.575%	0.000%
Level 4	0.680%	0.000%
Level 5	0.795%	0.000%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Level in effect on such date as set forth below:

Level	Applicable Percentage
Level 1	0.040%
Level 2	0.045%
Level 3	0.050%
Level 4	0.070%
Level 5	0.080%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means any of BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A., RBC Capital Markets and U.S. Bank National Association in its capacity as joint lead arranger and joint book manager.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and, if required, accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” means an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to Section 2.05(c) or 2.19(c).
“Assumption Agreement” means an agreement in substantially the form of Exhibit D hereto by which an Eligible Assignee agrees to become a Lender hereunder pursuant to Section 2.05(c), agreeing to be bound by all obligations of a Lender hereunder.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” means the Company or any Designated Subsidiary, as the context requires; and the Company with the Designated Subsidiaries, collectively, the “Borrowers”.
“Borrower Materials” has the meaning specified in Section 5.01(h).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located.
“Change of Control” means a change in the voting power of Hershey Trust Company, as trustee for the Milton Hershey School (the “Hershey Trust”), such that either (A) (i) it no longer controls a majority of the voting power of the Company’s Voting Stock and (ii) at the same time, another Person or group of Persons within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, controls a percentage of the voting power of the Company’s Voting Stock in excess of the percentage controlled by the Hershey Trust or (B) it no longer controls at least 30% of the voting power of the Company’s Voting Stock.
“CME” means CME Group Benchmark Administration Limited.
“Commitment” has the meaning specified in Section 2.01.
“Commitment Increase” has the meaning specified in Section 2.05(c)(i).
“Commitment Increase Date” has the meaning specified in Section 2.05(c)(i).
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR or any proposed Successor Rate for Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent in consultation with the Company determines is reasonably necessary in connection with the administration of this Agreement).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Lender” has the meaning specified in Section 2.19(b).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Interest Expense” means, for any period with respect to the Company and its Subsidiaries, net interest expense plus capitalized interest for such period, in each case determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Interest Expense” means, for any period with respect to the Company and its Subsidiaries, interest expense minus capitalized interest and interest income for such period, in each case determined on a Consolidated basis in accordance with GAAP.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt” means, with respect to any Person: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit and (f) obligations under direct or indirect guaranties in respect of, and obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clauses (a) through (d) above. Notwithstanding the foregoing, any operating lease that is accounted for as such in accordance with GAAP as of the date hereof shall not be deemed to be Debt.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Company and each Lender.
“Designated Subsidiary” means any Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.08.
“Designation Letter” means, with respect to any Designated Subsidiary, a letter in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Environmental Action” means any administrative, regulatory or judicial action, suit, demand letter, claim, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or to any release of any Hazardous Materials.
“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety (to the extent related to exposure to Hazardous Materials), or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” (a)  the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means (i) in the case of each Lender and the Agent, Taxes imposed on its net income, and franchise taxes imposed on it in lieu of net income taxes, in each case imposed as a result of (a) such Lender or the Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) Other Connection Taxes, (ii) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Commitment (other than pursuant to an assignment requested by a Borrower under Section 2.17(b)) or (b) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.14, amount with respect to such Taxes were payable immediately before such Lender became a party hereto or such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.14(e), and (iv) any withholding tax imposed under FATCA.
“Extension Date” has the meaning specified in Section 2.19(b).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous) and any current or future regulations promulgated thereunder or any official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” has the meaning specified in Section 1.03.
“Guaranteed Obligations” has the meaning specified in Section 7.01.
“Guaranty” means the guaranty made by the Company to the Lenders and the Agent pursuant to Article VII.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or any Note and (b) to the extent not otherwise described in (a), Other Taxes.
“Increasing Lender” has the meaning specified in Section 2.05(c)(i).
“Interest Period” means, for each Term SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Advance or the date of the Conversion of any Base Rate Advance into such Term SOFR Advance and ending on the last day of the period selected by the Borrower that requested such Borrowing pursuant to the provisions below and, thereafter, with respect to Term SOFR Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    such Borrower may not select any Interest Period that ends after the Termination Date;
(ii)    Interest Periods commencing on the same date for Term SOFR Advances comprising part of the same Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iv)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Lenders” means, collectively, each of the banks, financial institutions and other institutional lenders listed on Schedule I hereto, each Assuming Lender that shall become a party hereto pursuant to Section 2.05(c) or 2.19 and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07.
“Level” means, as of any date, the lowest of Level 1, Level 2, Level 3, Level 4 or Level 5 then applicable to the Public Debt Rating.
“Level 1” means that either (a) S&P shall have assigned a rating of at least AA or (b) Moody’s shall have assigned a rating of at least Aa2.
“Level 2” means that either (a) S&P shall have assigned a rating lower than AA but at least AA- or (b) Moody’s shall have assigned a rating lower than Aa2 but at least Aa3.
“Level 3” means that either (a) S&P shall have assigned a rating lower than AA- but at least A+ or (b) Moody’s shall have assigned a rating lower than Aa3 but at least A1.
“Level 4” means that either (a) S&P shall have assigned a rating lower than A+ but at least A or (b) Moody’s shall have assigned a rating lower than A1 but at least A2.
“Level 5” means that either (a) S&P shall have assigned a rating lower than A but at least A- or (b) Moody’s shall have assigned a rating lower than A2 but at least A3.
“Lien” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar charge or encumbrance.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Advances from one Type to the other, or (c) a continuation of Term SOFR Advances, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Majority Lenders” means at any time Lenders owed more than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Material Adverse Change” means any material adverse change in the business, financial condition, operations or performance of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or performance of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Lenders under this Agreement or any Note or (c) the ability of any Borrower to perform its obligations (other than payment obligations) under this Agreement or any Note.
“Material Subsidiary” means, at any date of determination, a Subsidiary of the Company that, either individually or together with its Subsidiaries, taken as a whole, has total assets exceeding 10% of the Consolidated total assets of the Company as reflected in the financial statements most recently delivered under Section 5.01(h).
“Moody’s” means Moody’s Investors Service, Inc., or its successor.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Non-Consenting Lender” has the meaning specified in Section 2.19(b).
“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under 2.18(a) in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Other Connection Taxes” means, with respect to each Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Note, or sold or assigned an interest in this Agreement or any Note).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording or filing Taxes or other similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Note, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).
“Participant” has the meaning specified in Section 9.07(d).
“Participation Register” has the meaning specified in Section 9.07(g).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Liens” means: (a) Liens for Taxes, imposts, duties, withholdings, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens arising under leases or subleases granted to others that would not be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; (f) Liens granted in connection with any interest rate or foreign currency options, commodity contracts, futures or similar agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business; and (g) Liens granted in connection with corporate-owned life insurance programs of the Company or any of its Subsidiaries.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Pre-Tax Income from Continuing Operations” means, for any period with respect to the Company and its Subsidiaries, net income (or net loss) from operations

(determined without giving effect to extraordinary or non-recurring gains or losses) plus the sum of (a) Consolidated Net Interest Expense, (b) income tax expense and (c) non-recurring non-cash charges (including the cumulative effect of accounting changes, restructuring charges and gains or losses from the sale of businesses), in each case determined on a Consolidated basis in accordance with GAAP; provided, however, that the LIFO adjustment to the determination of Pre-Tax Income from Continuing Operations for purposes of the quarterly financial statements and the compliance certificate delivered pursuant to Section 5.01(h)(i) shall be made in accordance with the Company’s best estimation.
“Process Agent” has the meaning specified in Section 9.12(a).
“Public Debt Rating” means, as of any date, the lowest rating that has been most recently and officially announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating for the Company, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating for the Company, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating, provided that if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Margin and the Applicable Percentage shall be determined by reference to the level that is one level above such lower rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change (regardless of the effective date thereof); and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
“Register” has the meaning specified in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Rescindable Amount” has the meaning specified in Section 2.13(e).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means each of the chief executive officer, the chief financial officer, the general counsel, the treasurer, the secretary or any assistant secretary of a Borrower or, with respect to any certifications provided pursuant to Section 5.01(h)(i) or Section 5.01(h)(ii), the chief executive officer, the chief financial officer or the treasurer of the Company, in each case acting singly, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“S&P” means S&P Global Ratings, or its successor.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“Scheduled Unavailability Date” has the meaning specified in Section 2.08(f).
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Subsidiary” of any Person means any corporation, partnership, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding capital interest having ordinary voting power to elect a majority of the Board of Directors or comparable governing body of such Person (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Successor Rate” has the meaning specified in Section 2.08(f).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 A.M. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 A.M. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or published on such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Termination Date” means October 21, 2030, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05(a), 2.05(b) or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States consistently applied (“GAAP”); provided that if (a) there is any change in

GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenant set forth in Section 5.03, the Company shall give prompt notice of such change to the Agent and the Lenders, and (b) the Company notifies the Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any such change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Majority Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then (i) such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith and (ii) the Company and the Agent shall negotiate in good faith to amend such provision.
SECTION 1.04.    Divisions. Any reference in Section 5.02(b) to a merger, consolidation, conveyance, transfer, lease or disposition shall be deemed to apply to a Division/Series Transaction (as defined herein), as if it were a merger, consolidation, conveyance, transfer, lease or disposition, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). “Division/Series Transaction” means (i) with respect to any Subsidiary that is a limited liability company organized under the laws of the State of Delaware, that such Person (a) divides into two or more Persons (whether or not such Subsidiary survives such division) or (b) creates or reorganizes into one or more series, in each case, as contemplated under the laws of the State of Delaware and (ii) any similar or analogous transaction under other applicable law.

SECTION 1.05.    Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01.    The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in U.S. dollars to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an aggregate amount for all Borrowers not to exceed at any time outstanding (a) the amount set forth opposite such Lender’s name on Schedule I hereto or (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement or has increased its Commitment pursuant to Section 2.05(c), or if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), in each case as such amount may be reduced pursuant to Section 2.05(a) or (b) (such Lender’s “Commitment”). Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, any Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

SECTION 2.02.    Making the Advances. Each Borrowing and each continuation of Term SOFR Advances shall be made upon any Borrower’s notice to the Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Agent of a Loan Notice by electronic transmission. Each such Loan Notice must be received by the Agent not later than (i) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing of, or continuation of Term SOFR Advances or (ii) 11:00 A.M. (New York City time) on the day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances. Each Loan Notice shall specify (i) whether the applicable Borrower is requesting a Borrowing or a continuation of Term SOFR Advances, (ii) the requested date of such Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing or continuation and (v) in the case of a Borrowing consisting of Term SOFR Advances, initial Interest Period for each such Advance. Each Lender shall, before (x) in the case of a Term SOFR Advance, 11:00 A.M. (New York City time) or (y) in the case of a Base Rate Advance, 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the Agent’s address referred to in Section 9.02. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Advance in accordance with the terms of this Agreement.
(a)    Anything herein to the contrary notwithstanding, a Borrower may not select Term SOFR Advances for any Borrowing if the obligation of the Lenders to make Term SOFR Advances shall then be suspended pursuant to Section 2.08 or 2.12.

(b)    Each Loan Notice of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Borrowing that the related Loan Notice specifies is to be comprised of Term SOFR Advances, the Borrower requesting such Borrowing shall indemnify each Lender, after receipt of a written request by such Lender setting forth in reasonable detail the basis for such request, against any loss, cost or expense actually incurred by such Lender as a result of any failure by such Borrower to fulfill on or before the date specified in such Loan Notice for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (other than loss of anticipated profits, indirect losses and special or consequential damages), cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(c)    Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing comprised of Term SOFR Advances or prior to 12:00 noon (New York City time) on the date of the proposed disbursement of any Borrowing comprised of Base Rate Advances that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing. If such Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(d)    The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 9.04(e) are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 9.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 9.04(e).
(e)    After giving effect to all Borrowings, all conversions of Advances from one Type to the other, and all continuations of Advances as the same Type, there shall not be more than ten Interest Periods in effect with respect to Term SOFR Advances.

(g)    With respect to SOFR or Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
SECTION 2.03.    [Reserved].

SECTION 2.04.    Fees. Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or the Assignment and Assumption, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the date such Lender ceases to be a Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing December 31, 2025, and on the latest Termination Date.
(a)    Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed in writing between the Company and the Agent.
SECTION 2.05.    Termination, Reduction or Increase of the Commitments. Termination or Ratable Reduction by the Company. The Company shall have the right, upon notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that (i) such notice shall be received by the Agent not later than 11:00 A.M. three Business Days prior to the date of termination or reduction and (ii) each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. The aggregate amount of the Commitments, once reduced or terminated as provided in this Section 2.05(a), may not be reinstated, except as provided in Section 2.05(c) below.

(a)    Termination by the Majority Lenders upon Change of Control. In the event that a Change of Control occurs, (i) the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company given not later than 10 Business Days after receipt by the Lenders and the Agent of notice from the Company of such Change of Control pursuant to Section 5.01(h)(iv), declare the Commitments to be terminated in whole, effective as of the date set forth in such notice, provided, however, that such date shall be no earlier than 10 Business Days after the Company’s receipt of such notice of termination and (ii) each Borrower’s right to make a Borrowing under this Agreement shall thereupon be suspended and shall remain suspended until 10 Business Days after receipt by the Lenders and the Agent of notice from the Company of such Change of Control pursuant to Section 5.01(h)(iv) unless the Majority Lenders shall have exercised their right to terminate the Commitments as provided in clause (i) of this Section 2.05(b), in which case each Borrower’s right to make a Borrowing under this Agreement shall remain suspended until the effective date of such termination. A notice of termination pursuant to this Section 2.05(b) shall have the effect of accelerating the outstanding Advances of the Lenders and the Notes of the Lenders and each Borrower shall, on or prior to the effective date of the termination of the Commitments, prepay or cause to be prepaid the outstanding principal amount of all Advances owing by any such Borrower to the Lenders, together with accrued interest thereon to the date of such payment, any facility fees or other fees payable to the Lenders pursuant to the provisions of Section 2.04, and all other amounts payable to the Lenders under this Agreement (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14). Upon such prepayment and the termination of the Commitments in accordance with this Section 2.05(b), the obligations of the Lenders under this Agreement shall, by the provisions hereof, be released and discharged.
(b)    Increase by the Company. The Company may at any time, by notice to the Agent, propose that the aggregate amount of the Commitments be increased (each such proposed increase being a “Commitment Increase”) by up to $1,000,000,000 in excess of the aggregate of the Commitments in effect on the date hereof, effective as at a date (the “Commitment Increase Date”) that shall be specified in such notice and that shall be (A) prior to the latest Termination Date and (B) at least 15 Business Days after the date of such notice; provided, however, that (1) the Company may not propose more than one Commitment Increase during any calendar year, (2) the minimum proposed Commitment Increase for each Commitment Increase Date shall be $25,000,000, (3) in no event shall the aggregate amount of the Commitments at any time exceed $2,875,000,000, (4) the representations and warranties in Section 4.01 shall be true and correct in all material respects (or, in the case of the representations and warranties qualified as to materiality, in all respects) in each case on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (5) no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from such Commitment Increase. The Agent shall notify such Lenders as the Company shall have selected and any Eligible Assignees requested by the Company and acceptable to the Agent as potential Assuming Lenders hereunder of the proposed Commitment Increase promptly upon the Agent’s receipt of any such notice. It shall be in each Lender’s sole discretion whether to increase its Commitment hereunder in connection with the proposed Commitment Increase. No later than 10 Business Days after its receipt of the Company’s notice, each Lender that is willing to increase its Commitment hereunder (each such Lender being an “Increasing Lender”) shall deliver to the Agent a notice in which such Lender shall set forth the maximum increase in its Commitment to which such Lender is willing to agree, and the Agent shall promptly provide to the Company a copy of such Increasing Lender’s notice. The Agent shall cooperate with the Company in discussions with the Lenders and Eligible Assignees with a view to arranging the proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders and/or the addition of one or more Eligible Assignees acceptable to the Company and the Agent as Assuming Lenders and as parties to this Agreement; provided, however, that the minimum Commitment of each such Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.05(c) shall be $10,000,000; and provided further that any allocations of Commitments shall be determined by the Company.

(i)    If agreement is reached prior to the relevant Commitment Increase Date with any Increasing Lenders and Assuming Lenders as to a Commitment Increase (the amount of which may be less than but not greater than that amount specified in the applicable notice from the Company), the Company shall deliver, no later than one Business Day prior to the Commitment Increase Date, a notice thereof in reasonable detail to the Agent (and the Agent shall give notice thereof to the Lenders, including any Assuming Lenders). The Assuming Lenders, if any, shall become Lenders hereunder as of the Commitment Increase Date and the Commitments of any Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Commitment Increase Date, the amounts specified in the notice delivered by the Company to the Agent; provided, however, that:
(x)    the Agent shall have received on or prior to 9:00 A.M. (New York City time) on the Commitment Increase Date (A) if requested by an Assuming Lender or an Increasing Lender in accordance with Section 2.18(a), a duly executed Note from each Borrower, dated as of the Commitment Increase Date and in substantially the form of Exhibit A hereto for such Assuming Lender, and dated the date to which interest on the existing Note of such Borrower shall have been paid and in substantially the form of Exhibit A hereto for such Increasing Lender, in each case in an amount equal to the Commitment of such Assuming Lender and such Increasing Lender after giving effect to such Commitment Increase, (B) a certificate of a Responsible Officer of the Company stating that no event has occurred and is continuing, or would result from such Commitment Increase, that constitutes a Default, and that each of the other applicable conditions to such Commitment Increase set forth in this Section 2.05(c) to be fulfilled by the Company has been satisfied and (C) an opinion of counsel for the Company in substantially the form of Exhibit G hereto with such changes as may be reasonably agreed by the Company and the Agent, dated the Commitment Increase Date (with copies for each Lender, including each Assuming Lender);
(y)    with respect to each Assuming Lender, the Agent shall have received, on or prior to 9:00 A.M. (New York City time) on the Commitment Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit D hereto, duly executed by such Assuming Lender and the Company, and acknowledged by the Agent; and
(z)    each Increasing Lender shall have delivered to the Agent (or its counsel), on or prior to 9:00 A.M. (New York City time) on the Commitment Increase Date, (A) its existing Note or Notes, if any, and (B) confirmation in writing satisfactory to the Agent as to its increased Commitment, with a copy of such confirmation to the Company.
(ii)    Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the appropriate certificate and opinion referred to in clause (ii)(x) above, the Agent shall, (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Company. Upon its receipt of an Assumption Agreement executed by an Assuming Lender representing that it is an Eligible Assignee, together with the appropriate certificate and opinion referred to in clause (ii)(x) above, the Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit D hereto, (x) accept such Assumption Agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Company.
(iii)    In the event that the Agent shall not have received notice from the Company as to such agreement on or prior to the Commitment Increase Date or the Company shall, by notice to the Agent prior to the Commitment Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (ii)(x) through (ii)(z) shall not have occurred by 9:00 A.M. (New York City time) on the Commitment Increase Date, such proposal by the Company shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (ii)(x) through (ii)(z) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.
(iv)    In the event that the Agent shall have received notice from the Company as to such agreement on or prior to the Commitment Increase Date and each of the actions provided for in clauses (ii)(x) through (ii)(z) above shall have occurred by 9:00 A.M. (New York City time) on the Commitment Increase Date, the Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of the Commitment Increase Date promptly and in any event by 10:00 A.M. (New York City time) on such date by telecopier. Each Increasing Lender and each Assuming Lender shall, before 11:00 A.M. (New York City time) on the Commitment Increase Date, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Commitments after giving effect to the relevant Commitment Increase. If the Commitment Increase Date shall occur on a date that is not the last day of the Interest Period for all Term SOFR Advances then outstanding, (a) the Company shall pay any amounts owing pursuant to Section 9.04(d) as a result of the distributions to Lenders under this Section 2.05(c)(v) and (b) for each Borrowing comprised of Term SOFR Advances, the respective Advances made by the Increasing Lenders and the Assuming Lenders pursuant to this Section 2.05(c)(v) shall be Base Rate Advances until the last day of the then existing Interest Period for such Borrowing.
SECTION 2.06.    Repayment of Advances. Each Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Advances then outstanding in respect of such Borrower.

SECTION 2.07.    Interest on Advances. Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Advance shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Majority Lenders shall, require each Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing by such Borrower to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
SECTION 2.08.    Interest Rate Determination; Inability to Determine Rates. The Agent shall give prompt notice to the relevant Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(a)    If in connection with any request for a Term SOFR Advance or a conversion of Base Rate Advances to Term SOFR Advances or a continuation of any of such Advances, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.08(f), and the circumstances under Section 2.08(f)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Advance or in connection with an existing or proposed Base Rate Advance, or (ii) the Agent or the Majority Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Agent will promptly so notify each Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Advances, or to convert Base Rate Advances to Term SOFR Advances, shall be suspended in each case to the extent of the affected Term SOFR Advances or Interest Periods, and (y) in the

event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Majority Lenders described in clause (ii) of this Section 2.08(b), until the Agent upon instruction of the Majority Lenders) revokes such notice.
Upon receipt of such notice, (i) each Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Advances to the extent of the affected Term SOFR Advances or Interest Periods or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein and (ii) any outstanding Term SOFR Advances shall be deemed to have been converted to Base Rate Advances immediately at the end of their respective applicable Interest Period.
(b)    If any Borrower, in requesting a Borrowing comprised of Term SOFR Advances, shall fail to select the duration of the Interest Period for such Term SOFR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(c)    On the date on which the aggregate unpaid principal amount of Term SOFR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(d)    Upon the occurrence and during the continuance of any Event of Default, (i) each Term SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Term SOFR Advances shall be suspended.
(e)    Notwithstanding anything to the contrary in this Agreement, if the Agent determines (which determination shall be conclusive absent manifest error), or the Company or Majority Lenders notify the Agent (with, in the case of the Majority Lenders, a copy to the Company) that the Company or Majority Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a governmental authority having jurisdiction over the Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”), then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.08(f)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.08(f) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and any adjustment thereto, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 P.M. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Agent written notice that such Majority Lenders object to such amendment.
The Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement.
In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
SECTION 2.09.    Optional Conversion of Advances. Any Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Term SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Term SOFR Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Term SOFR Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the relevant Borrower.

SECTION 2.10.    Optional Prepayments of Advances. Any Borrower may, upon notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of such proposed prepayment, in the case of Term SOFR Advances, and not later than 11:00 A.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances, and, if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Term SOFR Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(d). Each notice of prepayment by a Designated Subsidiary shall be given to the Agent through the Company.
SECTION 2.11.    Increased Costs. If, after the date hereof, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or in the interpretation or administration of any law or regulation by any governmental authority charged with the interpretation or administration thereof after the Effective Date or (ii) the compliance with any guideline or request from any central bank or other governmental authority having jurisdiction over any Lender (whether or not having the force of law) after the Effective Date, there shall be any increase in the cost to any Lender (which cost such Lender reasonably determines in good faith is material) of agreeing to make or making, funding or maintaining Term SOFR Advances resulting from the imposition or increase of any applicable reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any condition (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, and (iii) Connection Income Taxes), then the Borrower of such Advances shall from time to time, upon demand by such Lender made not later than 60 days after such Lender obtains knowledge of such increased costs (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. Each Lender agrees that if such Lender requests compensation for any amounts owing from a Borrower for such increased cost under this Section 2.11(a), such Lender shall, prior to a Borrower being required to pay such increased costs, furnish to the Borrower a certificate of a senior financial officer of such Lender verifying that such increased cost was actually incurred by such Lender and the amount of such increased cost and setting forth in reasonable detail the basis therefore (with a copy of such certificate to the Agent); provided, however, that such certificate shall be conclusive and binding for all purposes, absent manifest error.

(a)    If, due to either (i) the introduction of or any change in or interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental or regulatory authority which becomes effective after the date hereof, any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority having jurisdiction over any Lender (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender made not later than 60 days after such Lender obtains knowledge of such increase in capital (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. Each Lender agrees that if such Lender requests compensation for any amounts owing from the Company for such increase in capital under this Section 2.11(b), such Lender shall, prior to a Borrower being required to compensate such Lender for such increase in capital or liquidity, furnish to the Company a certificate of a senior financial officer of such Lender verifying that such increase in capital was actually required by such Lender and the amount of such increase in capital and setting forth in reasonable detail the basis therefore (with a copy of such certificate to the Agent); provided, however, that such certificate shall be conclusive and binding for all purposes, absent manifest error.
(b)    No Borrower shall be obligated to pay under this Section 2.11 any amounts which relate to costs or increases of capital or liquidity incurred prior to the 12 months immediately preceding the date of demand for payment of such amounts, unless the applicable law, regulation, guideline or request resulting in such costs or increases of capital is imposed retroactively. In the case of any law, regulation, guideline or request which is imposed retroactively, the Lender making demand for payment of any amount under this Section 2.11 shall notify the related Borrower not later than 12 months from the date that such Lender should reasonably have known (but promptly upon gaining knowledge of such increase) of such law, regulation, guideline or request and such Borrower’s obligation to compensate such Lender for such amount is contingent upon such Lender’s so notifying such Borrower; provided, however, that any failure by such Lender to provide such notice shall not affect such Borrower’s obligations under this Section 2.11 with respect to amounts resulting from costs or increases of capital or liquidity incurred after the date which occurs 12 months immediately preceding the date on which such Lender notified such Borrower of such law, regulation, guideline or request.
(c)    If any Lender shall subsequently recoup any costs (other than from a Borrower) for which such Lender has theretofore been compensated by a Borrower under this Section 2.11, such Lender shall remit to such Borrower an amount equal to the amount of such recoupment as reasonably determined by such Lender.
(e)    For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (y) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.
SECTION 2.12.    Illegality. If any Lender determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Advances whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Company (through the Agent), (a) any obligation of such Lender to make or continue Term SOFR Advances or to convert Base Rate Advances to Term SOFR Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Term SOFR Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Advance to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Advance and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term

SOFR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.04(d). Each Lender agrees that, before making any demand under this Section 2.12, such Lender will use reasonable efforts to designate a different Applicable Lending Office if such designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Term SOFR Advances or to continue to fund or maintain Term SOFR Advances and would not otherwise be disadvantageous to such Lender. For the avoidance of doubt, nothing in this Section 2.12 shall affect the obligation of any other Lender to make or maintain Advances as, or to convert Advances to, Term SOFR Advances in accordance with the terms hereof.

SECTION 2.13.    Payments and Computations. Each Borrower shall make each payment hereunder and relating to the Advances without condition or deduction for any counterclaim, defense, recoupment or setoff not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Office in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.05(c), 2.07(c), 2.11, 2.14 or 9.04(d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and relating to the Advances in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Upon any Assuming Lender becoming a Lender hereunder as a result of the effectiveness of a Commitment Increase pursuant to Section 2.05(c) or an extension of the Termination Date pursuant to Section 2.19, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording the information contained therein in the Register, from and after the relevant Commitment Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and relating to the Advances in respect of the interest assumed thereby to such Assuming Lender.
(a)    All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Term SOFR or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Whenever any payment hereunder or relating to the Advances shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(c)    Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders from such Borrower hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.
(d)    With respect to any payment that the Agent makes for the account of the Lenders hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.14.    Taxes. Any and all payments by each Borrower hereunder or relating to the Advances shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any such Taxes from any such payment by an Agent, then the applicable Agent shall be entitled to make such deduction or withholding and shall timely pay the amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as may be necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(a)    In addition, each Borrower agrees to pay any Other Taxes.
(b)    Each Borrower shall indemnify each Lender and the Agent, within 10 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability for penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding for all purposes, absent manifest error.
(c)    As soon as practicable after any payment of Taxes by any Borrower to a governmental authority pursuant to this Section, such Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.
(d)    Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).
(e)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Note shall deliver to the applicable Borrower and the Agent, at the time or times reasonably requested by such Borrower or the Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(i), (ii) and (iii) of this Section) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:
(i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption or the Assumption Agreement, as the case may be, pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by any Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Agent and each Borrower with (a) executed copies of Internal Revenue Service forms W-8ECI, (b) in the case of a Lender organized under the laws of a jurisdiction outside the United States claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Note, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Note, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (c) in the case of a Lender organized under the laws of a jurisdiction outside the United States claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Lender organized under the laws of a jurisdiction outside the United States is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E, or (d) to the extent a Lender organized under the laws of a jurisdiction outside the United States is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender organized under the laws of a jurisdiction outside the United States is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner as appropriate.
(ii)    Each Lender that is a United States person on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption or the Assumption Agreement, as the case may be, pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by any Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Agent and each Borrower with executed copies of Internal Revenue Service form W-9, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal backup withholding tax on payments pursuant to this Agreement or relating to the Advances.
(iii)    If a payment made to a Lender would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Company or the Agent as may be necessary for each Borrower and the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, if any Lender fails to deliver to the Company or the Agent any documentation described in this Section 2.14(e)(iii) for whatever reason, the Borrower or the Agent, as applicable, shall be entitled to deduct or withhold as required by FATCA, and such amounts deducted or withheld that are Excluded Taxes shall not be treated as Indemnified Taxes or Other Taxes for which Section 2.14(a), (b) or (c) applies. For purposes of this Section 2.14(e)(iii), FATCA shall include amendments made to FATCA after the date of this Agreement.
(iv)    For purposes of this subsection (f), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(f)    If any party determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes or Other Taxes paid or reimbursed pursuant to subsection (a) or (c) above in respect of payments under this Agreement or relating to the Advances, a current monetary benefit that it would otherwise not have obtained (including by the payment of additional amounts pursuant to this Section), and that would result in the total payments under this Section 2.14 exceeding the amount needed to make such party whole, such party shall pay to such indemnifying party, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all reasonable out-of-pocket expenses in securing such refund, deduction or credit.
(g)    Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement or any Note.
SECTION 2.15.    Sharing of Payments, Etc. Except as otherwise expressly permitted hereunder, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Advances made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Advances and accrued interest thereon greater than its ratable share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:

(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than an assignment to a Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
SECTION 2.16.    Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely (i) for general corporate purposes of such Borrower and its Subsidiaries and (ii) for acquisitions by such Borrower that have been approved by the Board of Directors (or comparable governing group) of the Person that is to be acquired by such Borrower and other transactions permitted hereunder.

SECTION 2.17.    Mandatory Assignment by a Lender; Mitigation. (a)Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrowers to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, or if any Lender notifies the Agent that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations hereunder pursuant to Section 2.12, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, or the provisions of Section 2.12 would not apply to such Lender, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if any Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), if any Lender notifies the Agent that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations hereunder pursuant to Section 2.12 or if any Lender is a Defaulting Lender or fails to approve any amendment to this Agreement which is approved by the Majority Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the Notes to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Company shall have paid to the Agent an assignment fee of $1,000 if the assignee is not an existing Lender;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the Notes (including any amounts under Section 9.04(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.18.    Evidence of Debt.   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon reasonable notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(a)    The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from such Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.
(b)    Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
SECTION 2.19.    Extension of Termination Date.   At least 30 days but not more than 60 days prior to any anniversary of the Effective Date, the Company, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration; provided, however, that such request may not be exercised by the Company more than twice. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Company and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Company in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Company not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Company’s request for an extension of the Termination Date.

(b)    If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the representations and warranties of the Company contained in Section 4.01 are correct in all material respects (or, in the case of the representations and warranties qualified as to materiality, in all respects) in each case on and as of the Extension Date, before and after giving effect to such extension of the Termination Date, as if made on and as of such Extension Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and no Default shall have occurred and be continuing on such Extension Date. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 9.04(e), shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date.
(c)    If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Company and the Agent. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Company may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
(i)    any such Consenting Lender or Assuming Lender or the Borrower shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;
(ii)    all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.07(b) for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 9.04(e), shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of subsection (c) of this Section 2.19, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)    If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Company, and, subject to the representations and warranties of the Company contained in Section 4.01 being correct in all material respects (or, in the case of the representations and warranties qualified as to materiality, in all respects) in each case on and as of the date of such extension of the Termination Date, before and after giving effect thereto, as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and no Default having occurred and be continuing on the Extension Date, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.
SECTION 2.20.    Defaulting Lenders.   Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 9.05), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that notwithstanding the foregoing clauses first through sixth, if (x) such payment is a payment of the principal amount of any Borrowing in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Borrowings were made at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Advances to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances owed to that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.04(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the aggregate principal amount of the Advances funded by it.
(iv)    Termination of Commitment. The Company may terminate the unused amount of the Commitment of any Defaulting Lender upon not less than ten Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Agent or any Lender may have against such Defaulting Lender.
(b)    Defaulting Lender Cure. If the Company and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.18, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01.    Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)    There shall have occurred no Material Adverse Change since December 31, 2024, except as disclosed by the Company in writing to the Lenders prior to the date of execution of this Agreement.
(b)    The Company shall have notified the Agent in writing as to the proposed Effective Date.
(c)    The Company shall have paid all accrued fees and expenses of the Agent and the Lenders that shall have been invoiced as of the Effective Date (including the accrued fees and expenses of counsel to the Agent), in each case solely to the extent such fees and expenses are required by other provisions of this Agreement to be so paid.
(d)    On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Company, dated the Effective Date, stating that:
(i)    The representations and warranties of the Company contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)    No event has occurred and is continuing that constitutes a Default.
(e)    The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent and each of the Lenders and (except for the Notes) in sufficient copies for each Lender:
(i)    The Notes of the Company to the order of the Lenders, respectively, to the extent requested by any Lender pursuant to Section 2.18.
(ii)    Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement (including the Commitment Increase contemplated by Section 2.05(c)) and the Notes of the Company, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.
(iii)    A certificate of a Responsible Officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes of the Company and the other documents to be delivered hereunder.

(iv)    A favorable opinion of James Turoff, Senior Vice President, General Counsel and Secretary of the Company, substantially in the form of Exhibit G hereto.
(v)    Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request prior to the Effective Date.
(f)    The Company shall have terminated the commitments, and concurrently paid in full all Debt, interest, fees and other amounts outstanding, under the $1,350,000,000 Five-Year Credit Agreement dated as of April 26, 2023 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Five-Year Credit Agreement”) among the Company, as borrower, the lenders and arrangers parties thereto and Bank of America, N.A., as administrative agent, and each of the Lenders that is a party to such credit facility hereby waives, upon execution and delivery of this Agreement, the three Business Days’ notice required by Section 2.05 of the Five-Year Credit Agreement relating to the termination of commitments thereunder.
SECTION 3.02.    Initial Borrowing of Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.08 is subject to the Agent’s receipt on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:

(a)    The Notes of such Borrower to the order of the Lenders, respectively, to the extent requested by any Lender pursuant to Section 2.18.
(b)    Certified copies of the resolutions of the Board of Directors of such Borrower approving this Agreement and the Notes of such Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.
(c)    A certificate of a Responsible Officer of such Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes of such Borrower and the other documents to be delivered hereunder.
(d)    A certificate signed by a Responsible Officer of the Company, dated as of the date of such initial Advance, certifying that such Borrower shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Borrower to execute and deliver this Agreement and the Notes of such Borrower and to perform its obligations thereunder.
(e)    The Designation Letter of such Designated Subsidiary, substantially in the form of Exhibit E hereto.

(f)    With respect to each Designated Subsidiary that has its principal place of business outside of the United States of America, evidence of the Process Agent’s acceptance of its appointment pursuant to Section 9.12(a) as the agent of such Borrower, substantially in the form of Exhibit F hereto.
(g)    A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such Initial Advance, substantially in the form of Exhibit H hereto or such other form as may be reasonably acceptable to the Agent.
(h)    Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request, including documentation and other information that the Agent or any Lender may request in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations.
SECTION 3.03.    Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Loan Notice and the acceptance by the Borrower requesting such Borrowing of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing such statements are true):

(i)    the representations and warranties of the Company contained in Section 4.01(except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (B) thereof)) are correct in all material respects (or, in the case of the representations and warranties qualified as to materiality, in all respects) in each case on and as of the date of such Borrowing, before and immediately after giving effect to such Borrowing and to the application of the proceeds therefrom, as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and, if such Borrower is a Designated Subsidiary, the representations and warranties of such Borrower contained in its Designation Letter are correct in all material respects (or, in the case of the representations and warranties qualified as to materiality, in all respects) in each case on and as of the date of such Borrowing, before and immediately after giving effect to such Borrowing and to the application of the proceeds therefrom, as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and
(ii)    no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
SECTION 3.04.    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01.    Representations and Warranties of the Company. The Company represents and warrants as follows:

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
(b)    The execution, delivery and performance by the Company of this Agreement and the Notes of the Company to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Company, except where such contravention would not be reasonably likely to have a Material Adverse Effect.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes of the Company to be delivered by it, except for those authorizations, approvals, actions, notices and filings (i) listed on Schedule 4.01(c) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect and (ii) where the Company’s failure to receive, take or make such authorization, approval, action, notice or filing would not have a Material Adverse Effect.
(d)    This Agreement has been, and each of the Notes of the Company to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes of the Company when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.
(e)    The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2024, and the related Consolidated statements of income, equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with accounting principles generally accepted in the United States consistently applied. Since December 31, 2024, there has been no Material Adverse Change.
(f)    There is no pending or, to the Company’s knowledge, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action against, or to the Company’s knowledge, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (A) would be reasonably likely to have a Material Adverse Effect or (B) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
(g)    No proceeds of any Advance will be applied in any manner that will violate or cause any Lender to violate Regulation U issued by the Board of Governors of the Federal Reserve System.
(h)    The Company is not an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.
(i)    The Company and each of its Subsidiaries is in compliance with the applicable provisions of ERISA except where the failure to be in compliance would not have a Material Adverse Effect.
(j)    No report, financial statement, certificate or other written information furnished by or on behalf of the Company to the Agent or any Lender in connection with the transactions contemplated or delivered hereunder (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole and in the light of the circumstances under which they were made, not misleading.
(k)    The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective officers or, to the knowledge of the Company or such Subsidiary, their respective directors or employees or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(l)    No Borrower is an Affected Financial Institution.

ARTICLE V

COVENANTS OF THE COMPANY
SECTION 5.01.    Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a)    Compliance with Laws, Obligations, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in Section 5.01(i), except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect; and maintain in effect and enforce policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent if the failure to so pay and discharge would be reasonably likely to have a Material Adverse Effect, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, will by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
(c)    Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (or continue to maintain self-insurance) in such amounts and covering such risks as is usually carried by reputable companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.
(d)    Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and take such reasonable steps to preserve and maintain its rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the loss thereof would not be reasonably likely to have a Material Adverse Effect.
(e)    Authorizations. Obtain, and cause each Designated Subsidiary with a principal place of business outside the United States to obtain, at any time and from time to time all authorizations, licenses, consents or approvals (including exchange control approvals) as shall now or hereafter be necessary or desirable under applicable law or regulations in connection with such Designated Subsidiary’s making and performance of this Agreement and, upon the request of any Lender, promptly furnish to such Lender copies thereof.
(f)    Keeping of Books. Keep, and cause each of its Material Subsidiaries with a principal place of business in the United States to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
(g)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all property useful and necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect.
(h)    Reporting Requirements. Furnish to the Lenders:
(i)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, copies of the unaudited Consolidated condensed balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited Consolidated statements of income and Consolidated condensed statements of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all certified (subject to audit adjustments) by a Responsible Officer of the Company as to fairness of presentation and conformity to GAAP, together with a certificate of a Responsible Officer of the Company as to compliance with the terms of this Agreement;
(ii)    as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual report for such year for the Company and its Subsidiaries, containing a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion of Ernst & Young LLP or other nationally recognized independent public accountants, together with a certificate of a Responsible Officer of the Company as to compliance with the terms of this Agreement;
(iii)    as soon as possible and in any event within five days after a Responsible Officer of the Company becomes aware of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or the treasurer of the Company setting forth the details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv)    as soon as possible and in any event within three days after the occurrence of a Change of Control, notice of such Change of Control setting forth the details of such Change of Control;
(v)    promptly after the sending or filing thereof, copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
(vi)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f); and
(vii)    such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 5.01(h)(i), (h)(ii), (h)(v) or (h)(vi) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Company shall notify the Agent (by electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Agent. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company hereby acknowledges that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”
(i)    Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries to comply and take all reasonable efforts to cause all lessees and other Persons operating or occupying its properties, to comply with all applicable Environmental Laws and Environmental Permits except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect.
SECTION 5.02.    Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:
(a)    Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
(i)    Permitted Liens,
(ii)    purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary of the Company in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,
(iii)    any assignment of any right to receive income existing on the Effective Date and any Liens existing on the Effective Date,
(iv)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(v)    Liens arising in connection with capital lease obligations; provided, however, that no such Lien shall extend to or cover any property or assets other than the property and assets subject to such capital lease obligations,
(vi)    precautionary Liens provided by the Company or any Subsidiary in connection with the sale, assignment, transfer or other disposition of assets (other than the right to receive income) by the Company or such Subsidiary which transaction constitutes a “sale” under GAAP,
(vii)    any assignment of the right to receive income in connection with the sale of a Subsidiary or a business unit otherwise permitted under this Agreement,
(viii)    other Liens or any other assignment of any right to receive income (in addition to the Liens and assignments permitted under the other clauses of this Section 5.02(a) securing Debt in an aggregate principal amount not to exceed the greater of: (a) $450,000,000 or (b) 10% of the Consolidated total assets of the Company as reflected in the financial statements most recently delivered under Section 5.01(h), and
(ix)    the replacement, extension or renewal of any Lien or any assignment of any right to receive income permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
(b)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that the Company merge with any other Person so long as the Company is the surviving entity, provided, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(c)    Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof or reasonable extensions thereof or activities ancillary thereto.
(d)    Use of Proceeds. Request any Borrowing or use, or permit any of its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.03.    Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company shall maintain, as of the end of each fiscal quarter, a ratio of (a) Pre-Tax Income from Continuing Operations for the four fiscal quarters then ended to (b) Consolidated Interest Expense for such four fiscal quarters of not less than 2.0 to 1.0.
ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)    Any Borrower shall fail to pay any principal of any Advance within one Business Day after the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
(b)    Any representation or warranty made by the Company herein or, in the case of a Borrower that is a Designated Subsidiary, in such Borrower’s Designation Letter, or by any Borrower in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)    (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) or (h)(iii) or (iv), 5.02 or 5.03, or (ii) the Company or any other Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(h)(i), (ii) or (v) if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the relevant Borrower by the Agent or any Lender, or (iii) the Company or any other Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the relevant Borrower by the Agent or any Lender; or
(d)    Any Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $125,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof, unless the event giving rise to such prepayment, redemption, purchase or defeasance is not related directly to any action taken by, or the condition (financial or otherwise) or operations of, the Company, any of its Subsidiaries, or any of their respective properties; or
(e)    Any Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order for the payment of money in excess of $125,000,000 shall be rendered against any Borrower or any of its Subsidiaries and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not denied coverage of the claim made for payment of, the amount of such judgment or order; or
(g)    The Company or any ERISA Affiliate shall incur, or, in the reasonable opinion of Majority Lenders, shall be reasonably likely to incur liability in excess of $125,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the insolvency or termination of a Multiemployer Plan; or

(h)    So long as any Subsidiary that is designated as a Borrower hereunder has any Advances outstanding (i) such Designated Subsidiary shall cease to be a Subsidiary of the Company or (ii) the Guaranty with respect to such Designated Subsidiary for any reason ceases to be valid and binding on the Company or the Company so states in writing;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company and each other Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company and each other Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances to such Borrower (or, if such event has occurred in respect of the Company, to make Advances to any Borrower) shall automatically be terminated and (B) the Advances, all such interest and all such amounts owing by such Borrower (or, if such event has occurred in respect of the Company, owing by all of the Borrowers) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
ARTICLE VII

GUARANTY
SECTION 7.01.    Guaranty. For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Advances to the Designated Subsidiaries and to induce the Agent to act hereunder, the Company hereby unconditionally and irrevocably guarantees to each Lender and the Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Designated Subsidiaries now or hereafter existing under this Agreement or the Notes, whether for principal, interest, fees, indemnities, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented expenses (including reasonable counsel fees and expenses) incurred by the Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and that would be owed by any Designated Subsidiary to the Agent or any Lender under this Agreement and the Notes but for the fact that such Guaranteed Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Designated Subsidiary.

SECTION 7.02.    Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Company under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any Designated Subsidiary under this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce the obligations of the Company under this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses (other than payment in full) it may now or hereafter have in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of this Agreement or the Notes, or any other agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Designated Subsidiary under this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Designated Subsidiary or any of its Subsidiaries or otherwise;
(c)    any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any change, restructuring or termination of the corporate structure or existence of any Designated Subsidiary or any of its Subsidiaries;
(e)    any failure of the Agent or any Lender to disclose to the Company or any Designated Subsidiary any information relating to the financial condition, operations, properties or prospects of any Designated Subsidiary now or in the future known to the Agent or such Lender, as the case may be (the Company waiving any duty on the part of the Agent or the Lenders to disclose such information); or
(f)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Designated Subsidiary or the Company or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Designated Subsidiary or otherwise, all as though such payment had not been made.
SECTION 7.03.    Waivers and Acknowledgments. The Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender exhaust any right or take any action against any Designated Subsidiary or any other Person, and all other notices and demands whatsoever.

(a)    The Company hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(b)    The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in this Section 7.03 are knowingly made in contemplation of such benefits.
SECTION 7.04.    Subrogation. The Company will not exercise any rights that it may now or hereafter acquire against any Designated Subsidiary or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under this Guaranty or any provision of this Agreement or the Notes, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against such Designated Subsidiary or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Designated Subsidiary or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to the Company in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the latest Termination Date, such amount shall be held in trust for the benefit of the Agent and Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and any Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the latest Termination Date shall have occurred, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment by the Company.
SECTION 7.05.    Continuing Guaranty; Assignments Under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Agreement and the latest Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07 of this Agreement.

SECTION 7.06.    No Stay. The Company agrees that, as between (a) the Company and (b) the Lenders and the Agent, the Guaranteed Obligations of any Designated Subsidiary guaranteed by the Company hereunder may be declared to be forthwith due and payable as provided in Article VI hereof for purposes of this Guaranty by declaration to the Company as guarantor notwithstanding any stay, injunction or other prohibition preventing such declaration as against such Designated Subsidiary and that, in the event of such declaration to the Company as guarantor, such Guaranteed Obligations (whether or not due and payable by such Designated Subsidiary), shall forthwith become due and payable by the Company for purposes of this Guaranty.
ARTICLE VIII

THE AGENT
SECTION 8.01.    Authorization and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under any Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 8.06 to the extent therein provided) are solely for the benefit of the Agent and the Lenders, and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02.    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03.    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law; and
(c)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Company or a Lender.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Note or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
SECTION 8.04.    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
SECTION 8.06.    Resignation of Agent. (a)    The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, subject the Company’s approval (not to be unreasonably withheld and so long no Event of Default is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, subject the Company’s approval (not to be unreasonably withheld and so long no Event of Default is continuing), appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, subject the Company’s approval (not to be unreasonably withheld and so long no Event of Default is continuing), to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, subject to the Company’s approval (not to be unreasonably withheld and so long no Event of Default is continuing), appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the Notes (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
SECTION 8.07.    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, any co-syndication agent or any co-documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or a Lender hereunder.
SECTION 8.09.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto).
As used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
SECTION 8.10.    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender, whether or not in respect of an obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE IX

MISCELLANEOUS
SECTION 9.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Notes, and no consent to any departure by the Company or any other Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders and the Company or the applicable Borrower, as the case may be, and either acknowledged by or notified to the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, notwithstanding the foregoing, no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 3.01 without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend Section 2.07(c) or to waive any obligation of any Borrower to pay interest at the rate proscribed by Section 2.07(c);
(e)    change the pro rata sharing of payments set forth in Section 2.15 during the continuation of an Event of Default without the written consent of each Lender;
(f)    change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(g)    release the Company from the Guaranty without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any Note and (ii) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding the foregoing, it is hereby understood and agreed that any change or modification to this Agreement made pursuant to any increase or extension permitted by Section 2.05 or 2.19, as applicable, shall not require the consent of either the Agent or the Majority Lenders.
SECTION 9.02.    Notices, Etc. Notices Generally. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Company or the Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 9.02; and
(ii)    if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, material breach of the provisions hereof, or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of the Company and the Agent may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the Company and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-

public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
SECTION 9.03.    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any Note, the authority to enforce rights and remedies hereunder and under the Notes against the Company or any other Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder, (b) any Lender from exercising setoff rights in accordance with Section 9.05 (subject to the terms of Section 2.15), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 6.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.
SECTION 9.04.    Costs and Expenses. The Company agrees to pay or cause to be paid on demand all reasonable and documented costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, messenger costs and expenses and (B) the reasonable fees and expenses of one counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay or cause to be paid on demand all reasonable and documented costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(a)    The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances whether or not such investigation, litigation or proceeding is brought by any Borrower or the directors, shareholders or creditors of any Borrower or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except (i) to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s (or its officers, directors, employees, agents or controlling persons) gross negligence, bad faith, material breach of the provisions hereof, or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment and (ii) to the extent relating to any investigation, litigation or proceeding solely between or among Indemnified Parties not arising by any act or omission by the Company; provided further, that this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(b)    Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving any claim, damage, loss or liability referred to in paragraph (b) above, such Indemnified Party will, if a claim in respect thereof is to be made against any Borrower, give written notice to such Borrower of the commencement of such action; provided that the failure of any Indemnified Party to give notice as provided in this Section 9.04(c) shall not relieve such Borrower of its obligations under paragraph (b) above, except only to the extent that such Borrower actually suffers damage solely as a result of such failure to give notice. In the event that any such action or proceeding is brought against an Indemnified Party, unless in such Indemnified Party’s sole judgment (based on advice of counsel) a conflict of interest between such Indemnified Party and a Borrower may exist in respect thereof, such Borrower shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. After notice from such Borrower to such Indemnified Party of its election to assume the defense thereof, such Borrower shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation). No Borrower shall consent to the entry of any dismissal or judgment, or enter into any settlement of any pending or threatened action or proceeding against any Indemnified Party that is or could have been a party and for whom indemnity could have been sought under paragraph (b) above without the consent of such Indemnified Party unless such judgment, dismissal or settlement includes as an unconditional term thereof the giving of a release from all liability in respect of such action or proceeding to such Indemnified Party; provided that each Indemnified Party agrees that, if a Borrower reconfirms to such Indemnified Party that it is indemnified from all liability in respect of any such action or proceeding referred to in the preceding sentence, such Indemnified Party will not enter into any settlement of any such action or proceeding without the consent of such Borrower (which consent shall not be unreasonably withheld). In addition to the foregoing, each Borrower shall not, in assuming the defense of any Indemnified Party, agree to any dismissal or settlement without the prior written consent of such Indemnified Party if such dismissal or settlement (A) would require any admission or acknowledgement of culpability or wrongdoing by such Indemnified Party or (B) would provide for any nonmonetary relief to any Persons to be performed by such Indemnified Party.
(c)    If any payment of principal of, or Conversion of, any Term SOFR Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, (i) as a result of a payment or Conversion pursuant to Section 2.10 or 2.12, (ii) as a result of a Commitment Increase pursuant to Section 2.05(c), (iii) as a result of acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or (iv) by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 2.17, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably and actually incur as a result of such payment or Conversion, including, without limitation, any loss (other than loss of anticipated profits, indirect losses and special or consequential damages), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(d)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s ratable share (determined by each Lender’s Commitment as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (e) are subject to the provisions of Section 2.02(e).
(e)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the parties hereto shall not assert, and hereby waive, any claim against any of the Agent, any Lender or any of their Affiliates or their officers, directors, employees, agents or advisors (each, a “Lender-Related Party”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Advance or the use of the proceeds thereof. No Lender-Related Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender-Related Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Lender-Related Party as determined by a court of competent jurisdiction in a final and non-appealable judgment.
(f)    Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of such Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and relating to the Advances.
SECTION 9.05.    Right of Set-off. If an Event of Default shall have occurred and be continuing under Section 6.01 and the granting of the consent specified in Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to Section 6.01 shall have been obtained, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company or any other Borrower against any and all of the obligations of the Company or such Borrower now or hereafter existing under this Agreement or any Note to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note and although such obligations of the Company or such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Company and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.06.    Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.
SECTION 9.07.    Assignments, Designations and Participations, Successors and Assigns Generally. (a) No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection

(b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided further however, that notwithstanding the foregoing, the Company may withhold its approval if the Company reasonably believes that an assignment to such Eligible Assignee pursuant to this Section 9.07 will result in the incurrence of increased costs payable by any Borrower pursuant to Section 2.11; and
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any of the Company’s Affiliates, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable ratable share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full ratable share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Borrower or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.11, 2.14 and 9.04(d) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in its rights and other obligations under this Agreement (the “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participation Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
SECTION 9.08.    Designated Subsidiaries. Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.08(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations. In the case of a Designated Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification shall be delivered to each Lender that so requests.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary organized under the laws of a jurisdiction outside of the United States, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender organized in the same jurisdiction as such Designated Subsidiary or another foreign jurisdiction agreed to by such Lender and the Company, to act as the Lender in respect of such Designated Subsidiary, and such Lender shall, to the extent of Advances made to such Designated Subsidiary, be deemed for all purposes hereof to have satisfied its Commitment hereunder in respect of such Designated Subsidiary.
As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Subsidiary, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction outside of the United States, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder including any amounts due under Section 9.04(d), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.
(a)    Termination. Upon the payment in full of all Advances of any Designated Subsidiary then, so long as at the time no Loan Notice in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.
SECTION 9.09.    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.05(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Company or (z) is independently discovered or developed by the Agent or any Lender without utilizing any of the Information or violating the terms of this Section, or (i) to the extent required by any actual or, with the consent of the Company, potential insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential).  In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender in connection with the administration of this Agreement and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.

Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.
SECTION 9.10.    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.12.    Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Notwithstanding the foregoing sentence, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Designated Subsidiary that has its principal place of business outside of the United States of America hereby agrees that service of process in any such action or proceeding may be made upon the Company at its offices specified in Section 9.02 (the “Process Agent”) and each such Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address set forth in Section 9.02. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law. To the extent that any Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

(a)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court of the United States of America sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.13.    Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 9.14.    Survival of Representations and Warranties. All representations and warranties made hereunder or in connection herewith shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Advance or any other obligation hereunder shall remain unpaid or unsatisfied.
SECTION 9.15.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.15 if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by debtor relief laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Note), the Company and each other Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers are arm’s-length commercial transactions between the Company, each other Borrower and their respective Affiliates, on the one hand, and the Agent and the Arrangers, on the other hand, (B) each of the Company and the other Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Borrower or any of their respective Affiliates, or any other Person and (B) neither the Agent nor any Arranger has any obligation to the Company, any other Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Borrowers and their respective Affiliates, and neither the Agent nor any Arranger has any obligation to disclose any of such interests to the Company, any other Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and the other Borrower hereby waives and releases any claims that it may have against the Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE NOTES BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.19.    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
    THE HERSHEY COMPANY

By:    /s/ Steven E. Voskuil
Name:    Steven E. Voskuil
Title:    Senior Vice President, Chief
    Financial Officer

By:    /s/ Bjork Hupfeld
Name:    Bjork Hupfeld
Title:    Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent

By:    /s/ Erik Truette
Name:    Erik Truette
Title:    Vice President

    INITIAL LENDERS:
    BANK OF AMERICA, N.A.
By:    /s/ J. Casey Cosgrove
Name:    J. Casey Cosgrove
Title:    Managing Director

CITIBANK, N.A.
By:    /s/ Michael Vondriska
Name:    Michael Vondriska
Title:    Vice President

JPMORGAN CHASE BANK, N.A.
By:    /s/ James Kyle O’Donnell
Name:    James Kyle O’Donnell
Title:    Vice President

ROYAL BANK OF CANADA
By:    /s/ Michael Santana-Mondo
Name:    Michael Santana-Mondo
Title:    Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION
By:    /s/ Christi K. Shaw
Name:    Christi K. Shaw
Title:    Vice President

BANK OF CHINA, NEW YORK BRANCH
By:    /s/ Raymond Qiao
Name:    Raymond Qiao
Title:    Executive Vice President

BNP PARIBAS

By:    /s/ David Foster
Name:    David Foster
Title:    Director

By:    /s/ Alan Vitulich
Name:    Alan Vitulich
Title:    Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH
By:    /s/ Andrew Millane
Name:    Andrew Millane
Title:    Executive Director & Authorized Signatory

COÖPERATIEVE RABOBANK U.A., NEW YORK

By:    /s/ Van Brandenburg
Name:    Van Brandenburg
Title:    Managing Director

By:    /s/ Irene Stephens
Name:    Irene Stephens
Title:    Executive Director

PNC BANK, NATIONAL ASSOCIATION
By:    /s/ Lauren Yoder Rogers
Name:    Lauren Yoder Rogers
Title:    Vice President

SOCIÉTÉ GÉNÉRALE
By:    /s/ Shelley YU
Name:    Shelley YU
Title:    Director

THE NORTHERN TRUST COMPANY
By:    /s/ Andrew D. Holtz
Name:    Andrew D. Holtz
Title:    Senior Vice President

COBANK, ACB
By:    /s/ Jasmeet Minhas
Name:    Jasmeet Minhas
Title:    VP Lead RM-CABG

BANCO BRADESCO S.A., NEW YORK BRANCH

By:    /s/ Gabriela Da Silva
Name:    Gabriela Da Silva
Title:    Senior Manager

By:    /s/ Sonia Cristina Infanti de Avelar
Name:    Sonia Cristina Infanti de Avelar
Title:    General Manager

MORGAN STANLEY BANK, N.A.
By:    /s/ Michael King
Name:    Michael King
Title:    Authorized Signatory

SCHEDULE I
COMMITMENTS

Name of Initial Lender	Commitment
Bank of America, N.A.	$210,000,000
Citibank, N.A.	$210,000,000
JPMorgan Chase Bank, N.A.	$210,000,000
Royal Bank of Canada	$210,000,000
U.S. Bank National Association	$210,000,000
Bank of China, New York Branch	$115,000,000
BNP Paribas	$115,000,000
Canadian Imperial Bank of Commerce, New York Branch	$115,000,000
Coöperatieve Rabobank U.A., New York	$115,000,000
PNC Bank, National Association	$115,000,000
Société Générale	$115,000,000
The Northern Trust Company	$55,000,000
CoBank, ACB	$30,000,000
Banco Bradesco S.A., New York Branch	$25,000,000
Morgan Stanley Bank, N.A.	$25,000,000
TOTAL	$1,875,000,000

SCHEDULE 4.01(c)
REQUIRED AUTHORIZATIONS AND APPROVALS
None.

SCHEDULE 9.02
AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

THE HERSHEY COMPANY:
19 East Chocolate Avenue
Hershey, PA 17033
Attention: Treasury Department
Telephone: 717-534-7558
Facsimile: 717-534-6724
Electronic Mail: treasury@hersheys.com
Website Address: www.hersheys.com
U.S. Taxpayer Identification Number: 23-0691590

AGENT:

Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
101 N. Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001
Attention: Charles Hensley
Telephone: 980 388 3225
Facsimile: 704-719-5362
Electronic Mail: charles.hensley@bofa.com
Account No.: 1366072250600
ABA# 026009593
Ref: The Hershey Company

Other Notices as Agent:
Bank of America, N.A.
Agency Management
900 W Trade Street
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention: Kelly Weaver
Telephone: 980-387-5452
Facsimile: 704-208-2871
Electronic Mail: kelly.weaver@bofa.com

EXHIBIT A - FORM OF
PROMISSORY NOTE
U.S.$_______________                Dated: _______________
FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a _________________________ corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date the principal sum of U.S.$[●]2 or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Five Year Credit Agreement, dated as of October 21, 2025, among The Hershey Company, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Agent, at the Agent's Office in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower and each other “Borrower” thereunder from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions in Sections 2.05(b) and 6.01 and Section 2.10, respectively, for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
2 Insert aggregate principal amount of Lender’s Commitment.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Promissory Note shall be governed by, and construed and interpreted in accordance with the laws of the State of New York.

[NAME OF BORROWER]
By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Interest Rate	Interest Period	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF LOAN NOTICE

Bank of America, N.A., as Agent
for the Lenders party
to the Credit Agreement
referred to below
101 N Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255
Attention: Charles Hensley / Bank Loan Syndications
[●], 20[●]
Ladies and Gentlemen:
The undersigned, [NAME OF BORROWER], refers to the Five Year Credit Agreement, dated as of October 21, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among The Hershey Company, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:
(i) The Business Day of the Proposed Borrowing is _______________.
(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Term SOFR Rate Advances].
(iii) The aggregate amount of the Proposed Borrowing is $_______________.
[(iv) The initial Interest Period for each Term SOFR Rate Advance made as part of the Proposed Borrowing is _____ month[s].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A) the representations and warranties of the Company contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (i)(B) thereof) are correct in all material respects (or, with respect to representations and warranties that contain a materiality qualification, are correct in all respects), immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date*[and the representations and warranties contained in the Designation Letter of the undersigned is correct in all material respects (or, with respect to representations and warranties that contain a materiality qualification, are correct in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date]; and
(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,
[NAME OF BORROWER]
By
Title:
*    This language should be added only if the Borrower is a Designated Subsidiary.

EXHIBIT C - FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    ______________________________
            ______________________________
2.    Assignee:    ______________________________
            ______________________________

3.    Borrower(s):    ______________________________
4.    Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5.    Credit Agreement:    Five Year Credit Agreement, dated as of October 21, 2025, among The Hershey Company, a Delaware corporation (the “Company”), the Lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.
6.    Assigned Interest:

Assignor	Assignee	Aggregate Amount of Commitment/ Advances for all Lenders	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/ Advances	CUSIP Number

		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%

[7.    Trade Date:    __________________]1
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
    Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________
    Title:
[Consented to and]2 Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent
By:    _________________________________
    Title:
1     To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
2     To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement

[Consented to:]3
By:    _________________________________
    Title:

3     To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.01(h)(i) and (ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

EXHIBIT D – FORM OF ASSUMPTION AGREEMENT
[●], 20[●]
Reference is made to the Five Year Credit Agreement, dated as of October 21, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among The Hershey Company, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto. Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The undersigned hereby agrees as follows:
1.    The undersigned (a) proposes to become a Lender pursuant to Section 2.05 of the Credit Agreement and hereby agrees with the Agent and the Borrower that it shall become a Lender for purposes of the Credit Agreement (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assumption Agreement (this “Assumption Agreement”) and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date (as defined below), it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to enter into Credit Agreement and is experienced in entering into transactions of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.01(h)(i) and (ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assumption Agreement, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assumption Agreement; and (c) agrees that (i) it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
2.    Following the execution of this Assumption Agreement, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assumption Agreement will be [●], 20[●] (the “Effective Date”).
3.    Upon satisfaction of the applicable conditions set forth in Section 2.05 of the Credit Agreement and upon such acceptance and recording by the Agent, as of the Effective

Date, the Assuming Lender shall be a party to the Credit Agreement and have all of the rights and obligations of a Lender thereunder.
4.    This Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assumption Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assumption Agreement. This Assumption Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
Very truly yours,
By: _____________________________________
    Name:
    Title:

Accepted and agreed as of the date first above written:

BANK OF AMERICA, N.A., as Administrative Agent

By:    _________________________________________
    Name:
    Title:

EXHIBIT E - FORM OF
DESIGNATION LETTER
[●], 20[●]
To Bank of America, N.A.,
as Agent for the Lenders
party to the Credit Agreement
referred to below
Ladies and Gentlemen:
Reference is made to the Five Year Credit Agreement, dated as of October 21, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Hershey Company, a Delaware corporation (the “Company”), the Lenders named therein, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto. For convenience of reference, terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.
Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ (the “Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.
The Designated Subsidiary, in consideration of each Lender's agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lenders as follows:
1.    The Designated Subsidiary is a ____________ duly formed, validly existing and in good standing under the laws of __________________ and is duly qualified to transact business in all jurisdictions in which such qualification is required.
2.    The execution, delivery and performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement and the Notes of such Designated Subsidiary, and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary's organizational powers, have been duly authorized by all necessary organizational action, and do not and will not contravene (i) the charter or by-laws of the Designated Subsidiary or (ii) law or any contractual restriction binding on or affecting the Designated Subsidiary except as would not have a Material Adverse Effect.
3.    This Designation Agreement and each of the Notes of the Designated Subsidiary, when delivered, will have been duly executed and delivered, and this Designation Letter, the Credit Agreement and each of the Notes of the Designated

Subsidiary, when delivered, will constitute the legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.
4.    There is no pending or, to the knowledge of such Designated Subsidiary, threatened action, suit, investigation, litigation or proceeding including, without limitation, any Environmental Action, affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, or (ii) purports to effect the legality, validity or enforceability of this Designation Letter, the Credit Agreement, any Note of the Designated Subsidiary or the consummation of the transactions contemplated thereby.
5.    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or administrative or regulatory body or any other third party are required in connection with the execution, delivery or performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement or the Notes of the Designated Subsidiary except for such authorizations, consents, approvals, licenses, filings or registrations as have heretofore been made, obtained or effected and are in full force and effect or except as would not have a Material Adverse Effect.
6.    The Designated Subsidiary is not an “investment company”, as such terms is defined in the Investment Company Act of 1940, as amended.

Very truly yours,
THE HERSHEY COMPANY

By: _________________________
Name:
Title:

[THE DESIGNATED SUBSIDIARY]
By: _________________________
Name:
Title:

EXHIBIT F - FORM OF
ACCEPTANCE BY COMPANY AS PROCESS AGENT
[●], 20[●]
To each of the Lenders party
to the Credit Agreement (as defined
below) and to Bank of America, N.A.,
as Agent for said Lenders
[Name of Designated Subsidiary]
Ladies and Gentlemen:
Reference is made to (i) that certain Five Year Credit Agreement, dated as of October 21, 2025, among The Hershey Company, a Delaware corporation (the “Company”), the Lenders named therein, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), and (ii) to the Designation Letter, dated [●], 20[●], pursuant to which [●] (the “New Borrower”) has become a Borrower under the Credit Agreement.
Pursuant to Section 9.12(a) of the Credit Agreement, the New Borrower has appointed the Company (with an office on the date hereof at Corporate Headquarters, 19 East Chocolate Avenue, Hershey, Pennsylvania 17033-0810, United States) as Process Agent to receive on behalf of the New Borrower service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court of the United States of America sitting in New York City arising out of or relating to the Credit Agreement.
The Company hereby accepts such appointment as Process Agent and agrees with each of you that (i) the undersigned will not terminate or abandon the undersigned agency as such Process Agent without at least six months' prior notice to the Agent (and hereby acknowledges that the undersigned has been retained for its services as Process Agent through the New Borrower), (ii) the undersigned will maintain an office in the United States through such date and will give the Agent prompt notice of any change of address of the undersigned, (iii) the undersigned will perform its duties as Process Agent to receive on behalf of the New Borrower service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court of the United States of America sitting in New York City arising out of or relating to the Credit Agreement and (iv) the undersigned will forward forthwith to the New Borrower at its address at [●] or, if different, its then current address, copies of any summons, complaint and other process which the undersigned receives in connection with its appointment as Process Agent.

This acceptance and agreement shall be binding upon the undersigned and all successors of the undersigned.
THE HERSHEY COMPANY

By: _________________________
Name:
Title:

EXHIBIT G - FORM OF
OPINION OF
GENERAL COUNSEL
OF THE COMPANY
[OFFICIAL LETTERHEAD]
October 21, 2025
To each of the Lenders that are parties
on the date hereof to the Credit Agreement
referred to below and to Bank of America, N.A.,
as Agent for such Lenders

Ladies and Gentlemen:
This opinion letter is furnished to you pursuant to Section 3.01(e)(iv) of the Five Year Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among The Hershey Company, a Delaware corporation (the “Company”), the Lenders party thereto, Bank of America, N.A., as administrative agent (the “Agent”) for said Lenders, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-syndication agents, Royal Bank of Canada and U.S. Bank National Association, as co-documentation agents, and BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A., RBC Capital Markets and U.S. Bank National Association, as joint lead arrangers and joint book managers. Terms defined in the Credit Agreement are used herein as therein defined.
I am Senior Vice President, General Counsel and Secretary of the Company, and have acted as such in connection with the preparation, execution and delivery of the Credit Agreement.
In that connection, I have examined the following:
1.    the Credit Agreement and the form of Notes of the Company;
2.    the documents furnished by the Company pursuant to Article III of the Credit Agreement;
3.    the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto (the “Charter”); and
4.    the by-laws of the Company and all amendments thereto (the “By-laws”).

I have also examined, and have relied as to matters of fact upon, the originals, or copies certified to my satisfaction, of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In making such examinations, I have assumed the genuineness of all signatures (other than those on behalf of the Company), the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photographic copies. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Company or its officers and of public officials and as to questions of fact and law, on opinions or statements by other lawyers reporting to me. In addition, I have relied as to certain matters of fact upon the representations in the Credit Agreement. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.
My opinions expressed below are limited to the General Corporation Law of the State of Delaware and the Federal law of the United States.
Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:
1.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
2.    The execution, delivery and performance by the Company of the Credit Agreement and, if requested, the Notes, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Company (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to the best of my knowledge, any contractual or legal restriction binding on or affecting the Company, except where such contravention would not be reasonably likely to have a Material Adverse Effect. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Company.
3.    No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of the Credit Agreement and the Notes, except for the authorizations, approvals, actions, notices and filings (i) listed on Schedule 4.01(c) (if any) to the Credit Agreement, all of which (to the extent applicable) have been duly obtained, taken, given or made and are in full force and effect and (ii) where the Company’s failure to receive, take, give or make such authorization, approval, action, notice or filing would not have a Material Adverse Effect.
4.    Except as disclosed in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2024, as filed with the Securities and Exchange Commission, there are no pending or, to the best of my knowledge, threatened actions, investigations, litigations or proceedings against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any Note or the consummation of the transactions contemplated thereby.
This opinion letter may be relied upon by you only in connection with the transaction being consummated pursuant to the Credit Agreement and may not be used or relied upon by any other person for any other purpose, except that a copy of this opinion letter may be relied upon by an assignee of a Lender arising pursuant to an assignment that is made and consented to in accordance with the Credit Agreement.
Very truly yours,

James Turoff
Senior Vice President, General Counsel
and Secretary

EXHIBIT H - FORM OF OPINION OF COUNSEL
TO A DESIGNATED SUBSIDIARY
[OFFICIAL LETTERHEAD]
[●], 20[●]
To each of the Lenders party
to the Credit Agreement
referred to below,
and to Bank of America, N.A., as Agent
for said Lenders
Ladies and Gentlemen:
In my capacity as counsel to _____________________ (“Designated Subsidiary”), I have reviewed that certain Five Year Credit Agreement, dated as of October 21, 2025 (the “Credit Agreement”), among The Hershey Company, a Delaware corporation (the “Company”), the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) for said Lenders, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-syndication agents, Royal Bank of Canada and U.S. Bank National Association, as co-documentation agents, and BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A., RBC Capital Markets and U.S. Bank National Association, as joint lead arrangers and joint book managers. Terms defined in the Credit Agreement are used herein as therein defined. In connection therewith, I have also examined the following documents:

(i)    The Designation Letter (as defined in the Credit Agreement) executed by the Designated Subsidiary.
[such other documents as counsel may wish to refer to]
I have also reviewed such matters of law and examined the original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have considered relevant hereto. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Designated Subsidiary or of its officers and of public officials and as to questions of fact and law, on opinions or statements by other lawyers reporting to me. I have assumed (i) the due execution and delivery, pursuant to due authorization, of each of the documents referred to above by all parties thereto other than the Designated Subsidiary, (ii) the authenticity of all such documents submitted to us as originals and (iii) the conformity to originals of all such documents submitted to me as certified, conformed or photographic copies.

My opinions expressed below are limited to ________________ and the State of New York.
Based upon the foregoing, and upon such investigation as I have deemed necessary, I am of the following opinion:

1.    The Designated Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of _________________________, (b) is duly qualified in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

2.    The execution, delivery and performance by the Designated Subsidiary of its Designation Letter, the Credit Agreement and its Notes, and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) any provision of the charter or by-laws or other constituent documents of the Designated Subsidiary, (ii) any law, rule or regulation applicable to the Designated Subsidiary or (iii) any contractual or legal obligation or restriction binding on or affecting the Designated Subsidiary, except where such contravention would not be reasonably likely to have a Material Adverse Effect. The Designation Letter and each Note of the Designated Subsidiary have been duly executed and delivered on behalf of the Designated Subsidiary.

3.    The Designation Letter of the Designated Subsidiary, the Credit Agreement and the Notes of the Designated Subsidiary are, and each other Note of the Designated Subsidiary when executed and delivered under the Credit Agreement will be, legal, valid and binding obligations of the Designated Subsidiary enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors' rights generally or by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that I express no opinion as to (i) the subject matter jurisdiction of the District Courts of the United States of America to adjudicate any controversy relating to the Credit Agreement, the Designation Letter of the Designated Subsidiary or the Notes of the Designated Subsidiary or (ii) the effect of the law of any jurisdiction (other than the State of New York) wherein any Lender or Applicable Lending Office may be located or wherein enforcement of the Credit Agreement, the Designation Letter of the Designated Subsidiary or the Notes of the Designated Subsidiary may be sought which limits rates of interest which may be charged or collected by such Lender.

4.    There is no pending, or to the best of my knowledge, threatened action, investigation, litigation or proceeding at law or in equity against the Designated

Subsidiary before any court, governmental agency or arbitrator that would be reasonably likely to have a Material Adverse Effect or that purports to affect the legality, validity, binding effect or enforceability of the Designation Letter of the Designated Subsidiary, the Credit Agreement or any Note of the Designated Subsidiary, or the consummation of the transactions contemplated thereby.

5.    No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Designated Subsidiary of its Designation Letter, the Credit Agreement or the Notes of the Designated Subsidiary except for such authorizations, consents, approvals, actions, notices or filings as have heretofore been made, obtained or affected and are in full force and effect.

This opinion letter may be relied upon by you only in connection with the transaction being consummated pursuant to the Credit Agreement and may not be used or relied upon by any other person for any other purpose, except that a copy of this opinion letter may be relied upon by an assignee of a Lender arising pursuant to an assignment that is made and consented to in accordance with the Credit Agreement.

Very truly yours,

EXHIBIT I-1 - FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Five Year Credit Agreement, dated as of October 21, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among The Hershey Company, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto.
Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower[s] with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower[s] and the Agent, and (2) the undersigned shall have at all times furnished the Borrower[s] and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]
By:
Name:
Title:
Date: [●], 20[●]

EXHIBIT I-2 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Five Year Credit Agreement, dated as of October 21, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among The Hershey Company, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto.
Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: [●], 20[●]

EXHIBIT I-3 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Five Year Credit Agreement, dated as of October 21, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among The Hershey Company, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto.
Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: [●], 20[●]

EXHIBIT I-4 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Five Year Credit Agreement, dated as of October 21, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among The Hershey Company, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) and the other parties party thereto.
Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Agent and the Borrower[s] with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower[s] and the Agent, and (2) the undersigned shall have at all times furnished the Borrower[s] and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]
By:
Name:
Title:
Date: [●], 20[●]